Exhibit 99.2

CNE Group, Inc. Changes its Name to Arrow Resources Development, Inc.

And Increases its Authorized Shares of Common Stock

NEW YORK – December     , 2005 – CNE Group, Inc. (CNEI:OTCBB), announced that it has changed the name of the Company from CNE Group, Inc. to Arrow Resources Development, Inc. In addition, the Company has increased the authorized number of shares of common stock to 1 billion. These changes were effected through an amendment to the Company’s Articles of Incorporation, which was filed with the Delaware Secretary of State on November 30, 2005.

Pursuant to a Marketing and Distribution Agreement among the Company and Arrow Pacific Resources (S) Pte. Ltd. (and its subsidiaries) (“APR”), which terminates in 2103, Arrow will act as APR’s exclusive worldwide marketer and distributor for all of APR’s timber and derivative products. The Marketing Agreement provides for Arrow to retain 10% of the gross sales generated by all plantation operations from all resources and all derivative products, such as paper, pulp and chips. APR and its affiliated companies have initiated the commercial development of timber resources and a eucalyptus plantation operation in Papua, New Guinea.

APR plans to capitalize on the increasing demand for paper and timber products in developing international markets, most notably China, where it believes that increasing standards of living have created an increasing demand for larger quantities of printed material, packaging, personal care paper products, and industrial paper supplies. APR believes that the proximity of its operations to this principal Asian market should provide Arrow with a competitive advantage in supplying that market.

APR anticipates that over a seven-year period, all sections of its plantation operations will be harvested, replanted and fertilized on a cyclical basis to perpetuate the renewable supply of eucalyptus trees for the production of paper. It believes that the application of a proprietary agro-biotechnology should enable the new trees to achieve a harvestable size within only three to four years.

Forward-looking Statements

Certain statements in this press release constitute “forward-looking statements” relating to CNE Group, Inc. and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Contact

Investor & Public Relations
Harvey Goralnick/Alison Hart
FOCUS Partners LLC
212-752-9445
hg@focuspartners.com